As filed with the Securities and Exchange Commission on January 12, 2017

Registration No. 333-50588
Registration No. 333-142973
Registration No. 333-157025
Registration No. 333-165885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-50588
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142973
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157025
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165885

UNDER THE SECURITIES ACT OF 1933

______________________

BSD MEDICAL CORPORATION
(Exact Name of Registrant as specified in its charter)
______________________

Delaware	1969 CLAREMONT DRIVE BOUNTIFUL, UT 84010	75-1590407
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

______________________

Amended and Restated 1998 Director Stock Plan
Amended and Restated 1998 Stock Incentive Plan
1998 Stock Incentive Plan
1987 Stock Option Plan
(Full title of the plans)

______________________

Timothy C. McQuay
President
BSD Medical Corporation
1969 Claremont Drive
Bountiful UT 84010
(801) 725-4625
(Name, address and telephone number, including area code, of agent for service)

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by BSD Medical Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”):

•               Registration Statement No. 333-165885, filed with the Commission on April 2, 2010, pertaining to the registration of additional shares of common stock, par value $0.001 per share, of the Company (“Shares”) under the Amended and Restated 1998 Director Stock Plan and the Amended and Restated 1998 Stock Incentive Plan;

•               Registration Statement No. 333-157025, filed with the Commission on January 29, 2009, pertaining to the registration of 750,000 Shares under the BSD Medical Corporation Second Amended and Restated 1998 Stock Incentive Plan and 888,278 Shares under the BSD Medical Corporation Second Amended and Restated 1998 Director Stock Plan;

•               Registration Statement No. 333-142973, filed with the Commission on May 14, 2007, pertaining to the registration of 2,474,719 Shares under the BSD Medical Corporation 1998 Stock Incentive Plan; and

•               Registration Statement No. 333-50588, filed with the Commission on November 22, 2000, pertaining to the registration of 1,800,000 Shares under the 1998 Stock Incentive Plan and 1987 Stock Option Plan.

On May 23, 2016, the Company filed a voluntary petition for relief under Chapter 11 of 11 U.S.C. §§ 101 et seq. of the United States Code (the “Bankruptcy Code”). The matter is styled as In re BSD Medical Corporation, fka Perseon Corporation, Case No. 16-24435 (Bankr. D. Utah) (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Court”).  In addition, as disclosed previously, on August 22, 2016, the Company sold substantially all of the assets of the Company to Scion Medical Technologies, LLC.

On December 28, 2016, the Bankruptcy Court entered findings of fact and conclusions of law, which supported the Bankruptcy Court’s entry of an order confirming the Company’s Plan Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”). As a result of the Chapter 11 Case and the Plan, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on January 12, 2017.

BSD Medical Corporation

By:	/s/ Timothy C. McQuay
Name:	Timothy C. McQuay
Title:	President